POLICY ON GSAM CODE OF ETHICS

Applicability: All GSAM; Additional details found on the Document Landing Page

Table of Contents

A. SCOPE AND SUMMARY	2

B. GOVERNANCE AND OVERSIGHT	7

C. POLICY REQUIREMENTS	7

D. ROLES AND RESPONSIBILITIES	13

E. EXCEPTIONS	13

F. REPORTING AND ESCALATIONS	14

G. IMPLEMENTATION PLAN	16

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A.	Scope and Summary

It is the policy of the Adviser that the Adviser and its Supervised Persons shall comply with applicable Federal Securities Laws and that no Supervised Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 under the Investment Company Act or Sections 204 and 206 of the Investment Advisers Act. No Supervised Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an Investment Company or other investment advisory clients or an issuer of any security owned by an Investment Company or other investment advisory clients. In addition, the fundamental position of the Adviser is, and has been, that each Access Person shall place at all times the interests of each Investment Company and its shareholders and all other investment advisory clients first in conducting personal securities transactions. Accordingly, private securities transactions by Access Persons of the Adviser must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with, or relationship to, any Investment Company, any other investment advisory client, the Adviser or any affiliated company.

Without limiting in any manner the fiduciary duty owed by Access Persons to the Investment Companies under the provisions of this Code, it should be noted that purchases and sales may be made by Access Persons in the marketplace of securities owned by the Investment Companies; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the Investment Companies’ portfolios. It is also evidence of confidence in the investments made. In making personal investment decisions with respect to any security, however, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an Access Person should be conducted in such a manner so as to eliminate the possibility that the Access Person’s time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of an Investment Company’s or other investment advisory client’s portfolio. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an Access Person of his or her fiduciary duty to any Investment Company or other investment advisory clients.

1.	Framework Linkages

This Policy has linkages to the following Framework(s):

◾	FIRMWIDE FRAMEWORK ON GOLDMAN SACHS CODE OF BUSINESS CONDUCT AND ETHICS

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◾	FIRMWIDE FRAMEWORK FOR MARKET CONDUCT RISK MANAGEMENT FOR COVERED BUSINESSES AND ACTIVITIES

2.	Policy Linkages

This Policy has linkages to the following Tier I Policy(ies):

◾	Firmwide Policy on Market Conduct Risk

◾	Firmwide Policy on Personal Trading

3.	Regulatory Linkages

Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any affiliated person of the Adviser to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by an Investment Company in contravention of such rules and regulations as the Commission may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any affiliated person of the Adviser in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by an Investment Company:

a)	To employ any device, scheme or artifice to defraud such Investment Company;
b)

To make any untrue statement of a material fact to such Investment Company or omit to state a material fact necessary in order to make the statements made to such Investment Company, in light of the circumstances under which they are made, not misleading;

c)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any such Investment Company; or
d)	To engage in any manipulative practice with respect to such Investment Company.

Similarly, Section 206 of the Investment Advisers Act provides that it is unlawful for any investment adviser, directly or indirectly:

a)	To employ any device, scheme or artifice to defraud any client or prospective client;
b)	To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; or
c)	To engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Investment Advisers Act requires the Adviser to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Investment Advisers Act or Securities Exchange Act or rules or regulations thereunder of material, non-public information by the Adviser or any person associated with the Adviser. Pursuant to Section 204A, the Commission has adopted Rule 204A-1 which requires the Adviser to maintain and enforce a written code of ethics.

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This Policy is governed by LRR’s within multiple jurisdictions. Furthermore, the Firm may deem any other LRRs subject to this policy on a case-by-case basis.

This Policy has linkages to the following key Market Conduct Risk (MCR) Laws, Rules, and Regulations (LRR) obligations

◾	Rule 17J-1 of the Investment Company Act – 17 C.F.R. § 270.17J-1 – Personal investment activities of investment company personnel

◾	Section 204A-1 of the Investment Advisers Act – 17 C.F.R. § 204A-1 – Investment adviser codes of ethics

◾	Section 206 of the Investment Advisers Act – 15 U.S.C. § 80b–6 – Prohibited transactions by investment advisers

4.	Risk Taxonomy Linkages

Applicable risks for this document include:

◾	Level 2 (L2) Risk: Inappropriate Sales or Advisory Practices
◾	Level 3 (L3) Risk: Fiduciary Responsibility Risk
◾	Level 4 (L4) Risk: Failure to Exercise Fiduciary Responsibility
◾	Level 2 (L2) Risk:Conflicts of Interest Risk
◾	Level 3 (L3) Risk: Client or Firm Conflicts of Interest
◾	Level 4 (L4): Client or Firm Conflicts of Interest
◾	Level 3 (L3) Risk: Personal Conflicts of Interest
◾	Level 4 (L4): Unauthorized Personal Outside Business Activity
◾	Level 4 (L4): Unauthorized Personal Investments or Trading

5.	Definitions

a.

“Access Person” with respect to Goldman Sachs & Co. LLC (“GS&Co.”) and Goldman Sachs International (“GSI”) the principal underwriters of any Investment Company (as defined below), means any director, officer or general partner who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by any Investment Company or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Investment Company regarding the purchase or sale of Covered Securities.

“Access Person” with respect to Goldman Sachs Asset Management, L.P. and GSAM related entities other than GS&Co. and GSI (“GSAM”) means any of their Supervised Persons (as defined below) who: (1) has access to (a) non-public information regarding any client’s purchase or sale of securities, or (b) non-public information regarding the portfolio holdings of any Reportable Fund (as defined below) or (2) is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. For these purposes, all GSAM directors, officers and partners are

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considered to be Access Persons. In addition, “Access Person” means (1) any employee of GSAM (and any director, officer, general partner or employee of any company in a control relationship to GSAM) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by an Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser who obtains information concerning the recommendations made to an Investment Company with regard to the purchase or sale of a Covered Security by an Investment Company.

b.	“Adviser” means each GSAM related entity so long as it serves as investment adviser, sub-adviser, or principal underwriter to any Investment Company.

c.

“Automatic Investment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

d.

“Beneficial Ownership” of a security shall be interpreted in the same manner as it would be under Rule 16a-1 (a) (2) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

e.

“Board of Trustees” means the board of trustees, directors or managers, including a majority of the disinterested trustees/directors/managers, of any Investment Company for which an Adviser serves as an investment adviser, sub-adviser or principal underwriter.

f.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Section 2(a)(9) generally provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

g.

“Covered Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or Section 2(a)(36) of the Investment Company Act, and open-end ETF shares and UIT ETF shares, except that it does not include: (1) direct obligations of the Government of the United States; (2) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements; (3) shares issued by money market funds registered under the Investment Company Act; (4) shares issued by open-end investment companies registered under the Investment Company Act other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested

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exclusively in one or more open-end investment companies registered under the Investment Company Act, none of which are Reportable Funds (6) qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”), including interests in pre-paid tuition 529 plans and college savings 529 plans.

h.

“Exchange-traded fund (ETF)” means an investment company registered under the Investment Company Act as a unit investment trust (“UIT ETF”) or as an open-end investment company (“open-end ETF”) that is comprised of a basket of securities to replicate a securities index or subset of securities underlying an index. ETFs are traded on securities exchanges and in the over-the-counter markets intra-day at negotiated prices.

i.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

j.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

k.	“Investment Company” means a company registered as such under the Investment Company Act, or any series thereof, for which the Adviser is the investment adviser, sub-adviser or principal underwriter.

l.

“Investment Personnel” of the Adviser means (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an Investment Company or (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to an Investment Company regarding the purchase or sale of securities by an Investment Company.

m.

A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

n.

“Purchase or sale of Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security or any security that is exchangeable for or convertible into another Covered Security.

o.

“Reportable Fund” means any investment company registered under the Investment Company Act for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act or any investment company registered under the Investment Company Act whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser.

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p.

“Review Officer” means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by Access Persons. The term “Alternative Review Officer” means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to each Adviser.

q.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of GSAM or other person who provides investment advice on behalf of GSAM and is subject to the supervision and control of GSAM.

r.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. With respect to an analyst of the Adviser, the foregoing period shall commence on the day that he or she decides to recommend the purchase or sale of the security to the Adviser for an Investment Company.

s.

A security is “held or to be acquired” if within the most recent 15 days it (1) is or has been held by the Investment Company, or (2) is being or has been considered by the Adviser for purchase by the Investment Company, and (3) includes any option to purchase or sell and any security convertible into or exchangeable for a security described in (1) or (2).

B.	Governance and Oversight

The Board of Trustees of each Investment Company shall approve this Code of Ethics. Any material amendments to this Code of Ethics must be approved by the Board of Trustees of each Investment Company no later than six months after the adoption of the material change. Before their approval of this Code of Ethics and any material amendments hereto, the Adviser shall provide a certification to the Board of Trustees of each such Investment Company that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

The Policy on GSAM Code of Ethics is a Tier II policy as defined in the Firmwide Policy on Frameworks, Policies, Standards, Procedures and Annexes and a Market Conduct Risk Document as defined in the Standard for Market Conduct Risk Documents and Controls Related to Designated Market Activities. As such, this document is required to be reviewed at least annually by Asset Management Compliance.

Asset Management Compliance is responsible for approving this Policy. The Asset Management Compliance team owns the Policy and is responsible for maintaining and overseeing the Policy, reviewing conformance with the Policy requirements, and providing guidance to divisions on consistency of the associated divisional Standards / Procedures created in support of this Policy.

C.	Policy Requirements

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1.	PROHIBITED PURCHASES AND SALES

1a. While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities:

I.

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the Covered Security:

◾	is being considered for purchase or sale by an Investment Company or other investment advisory clients; or

◾	is being purchased or sold by an Investment Company or other investment advisory clients.

II.

No Access Person shall enter an order for the purchase or sale of a Covered Security which an Investment Company or other investment advisory clients is purchasing or selling or considering for purchase or sale until the later of (i) the day after the Investment Company’s or other investment advisory clients’ transaction in that Covered Security is completed or (ii) such time as the Investment Company or other investment advisory clients is no longer considering the security for purchase or sale, unless the Review Officer determines that it is clear that, in view of the nature of the Covered Security and the market for such Covered Security, the order of the Access Person will not adversely affect the price paid or received by the Investment Company or other investment advisory clients. Any securities transactions by an Access Person in violation of this Subsection 2 must be unwound, if possible, and the profits, if any, will be subject to disgorgement based on the assessment of the appropriate remedy as determined by the Adviser.

The preceding restrictions of this Section C-1 are not applicable to particular Access Persons with respect to transactions by Investment Companies or other advisory clients whose trading and holdings information is unavailable to such Access Persons due to the presence of an information barrier. Access Persons in GSAM’s XIG group for example, are generally “walled off” from non-public trading and holdings information of GSAM’s direct investing businesses, such as GSAM’s Fixed Income or Fundamental Equity business. As a result, these Access Persons would not be subject to the restrictions of Section C-1 with respect to those particular client accounts.

III.	No Access Person shall, in the absence of prior approval by the Review Officer, sell certain Covered Securities that were purchased, or purchase certain Covered

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Securities that were sold, within the prior 30 calendar days (measured on a last-in first-out basis).

1b. In addition to the foregoing, the following provisions will apply to Access Persons of the Adviser:

I.

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of an Investment Company or other investment advisory clients) any information regarding securities transactions by an Investment Company or other investment advisory clients or consideration by an Investment Company or other investment advisory clients or the Adviser of any such securities transaction.

II.

Access Persons must, as a regulatory requirement and as a requirement of this Code, obtain prior approval before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. In addition, Access Persons must comply with any additional restrictions or prohibitions that may be adopted by the Adviser from time to time.

1c. In addition to the foregoing, the following provision will apply to Investment Personnel of the Adviser:

I.

No Investment Personnel shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Review Officer that the board service would be consistent with the interests of the Investment Companies and their shareholders or other investment advisory clients. Such interested Investment Personnel may not participate in the decision for any Investment Company or other investment advisory clients to purchase and sell securities of such company.

2.	BROKERAGE ACCOUNTS

Access Persons are required to direct their brokers to supply for the Review Officer on a timely basis duplicate copies of confirmations of all securities transactions in which the Access Person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in Section E applies. If an Access Person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he or she must immediately notify the Review Officer.

3.	PRECLEARANCE PROCEDURE

With such exceptions and conditions as the Adviser deems to be appropriate from time to time and consistent with the purposes of this Code (for example, exceptions based on an issuer’s market capitalization, the amount of public trading activity in a security, the size of a particular

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transaction or other factors), prior to effecting any securities transactions in which an Access Person has a beneficial ownership interest, the Access Person must receive approval by the Adviser. Any approval is valid only for such number of day(s) as may be determined from time to time by the Adviser. If an Access Person is unable to effect the securities transaction during such period, he or she must re-obtain approval prior to effecting the securities transaction.

The Adviser will decide whether to approve a personal securities transaction for an Access Person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code of Ethics, including whether the security at issue is being considered for purchase or sale for an Investment Company or other investment advisory clients (taking into account the Access Person’s access to information regarding the transactions and holdings of such Investment Company or other investment advisory client). The Adviser is not required to give any explanation for refusing to approve a securities transaction.

4.	ANNUAL CERTIFICATION OF COMPLIANCE

Each Supervised Person shall certify to the Review Officer annually that he or she (A) has read and understands this Code of Ethics and any procedures that are adopted by the Adviser relating to this Code, and recognizes that he or she is subject thereto; (B) has complied with the requirements of this Code of Ethics and such procedures; and (C) if an Access Person, has disclosed or reported all personal securities transactions and beneficial holdings in Covered Securities required to be disclosed or reported pursuant to the requirements of this Code of Ethics and any related procedures.

5.	CONFIDENTIALITY

All reports of securities transactions, holding reports and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except that reports of securities transactions and holdings reports hereunder will be made available to the Investment Companies and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Adviser considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

6.	REVIEW OF REPORTS

6a. The Review Officer shall be responsible for the review of the quarterly transaction reports required under VIII-C, and the initial and annual holdings reports required under Sections F-4 and F-5, respectively, of this Code of Ethics. In connection with the review of these reports, the Review Officer or the Alternative Review Officer shall take appropriate measures to determine whether each reporting person has complied with the provisions of this Code of Ethics and any related procedures adopted by the Adviser. Any violations of the Code of Ethics shall be reported promptly to the Adviser’s chief compliance officer by the Review Officer, or Alternate Review Officer, as applicable.

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6b. On an annual basis, the Review Officer shall prepare for the Board of Trustees of each Investment Company and the Board of Trustees of each Investment Company shall consider:

I.

A report which describes any issues arising under this Code or any related procedures adopted by the Adviser including without limitation information about material violations of the Code and sanctions imposed in response to material violations. An Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer;

II.

A report identifying any recommended changes to existing restrictions or procedures based upon the Adviser’s experience under this Code, evolving industry practices and developments in applicable laws or regulations; and

III.	A report certifying to the Board of Trustees that the Adviser has adopted procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

7.	SANCTIONS

Upon discovering a violation of this Code, the Adviser may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected Investment Company or other investment advisory client of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Adviser may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code may also result in criminal prosecution or civil action. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Investment Company with respect to whose securities the violation occurred.

8.	INTERPRETATION OF PROVISIONS

The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

9.	IDENTIFICATION OF ACCESS PERSONS AND INVESTMENT PERSONNEL; ADDITIONAL DISTRIBUTION TO SUPERVISED PERSONS

The Adviser shall identify all persons who are considered to be Access Persons and Investment Personnel and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures or amendments to this Code adopted by the Adviser. In addition, all Supervised Persons shall be provided with a copy of this Code and all amendments. All Supervised Persons (including Access Persons) shall provide the Review Officer with a written acknowledgment of their receipt of the Code and any amendments.

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10.	RECORDS

The Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained using micrographic or electronic storage medium under the conditions described in Rule 204-2(g) of the Investment Advisers Act and Rule 31a-2(f)(1) and Rule 17j-1 under the Investment Company Act, and shall be available for examination by representatives of the Commission.

I.

A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

II.

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

III.

A copy of each initial holdings report, annual holdings report and quarterly transaction report made by an Access Person pursuant to this Code (including any brokerage confirmation or account statements provided in lieu of the reports) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

IV.

A record of the names of all persons who are, or within the past five years have been, required to make initial holdings, annual holdings or quarterly transaction reports pursuant to this Code shall be maintained in an easily accessible place;

V.

A record of all written acknowledgements for each person who is currently, or within the past five years was, required to acknowledge their receipt of this Code and any amendments thereto. All acknowledgements for a person must be kept for the period such person is a Supervised Person of the Adviser and until five years after the person ceases to be a Supervised Person of the Adviser.

VI.

A record of the names of all persons, currently or within the past five years who are or were responsible for reviewing initial holdings, annual holdings or quarterly transaction reports shall be maintained in an easily accessible place;

VII.

A record of any decision and the reason supporting the decision to approve the acquisition by Access Person of Initial Public Offerings and Limited Offerings shall be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

VIII.

A copy of each report required by Section C-3 of this Code shall be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

11.	SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES

The Adviser may establish, in its discretion, supplemental compliance and review procedures (the “Procedures”) that are in addition to those set forth in this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or assist the Adviser in the administration of this Code. The Procedures may be more, but shall not be less, restrictive than the provisions of this Code. The Procedures, and any amendments thereto, do not require the approval of the Board of Trustees of an Investment Company or other investment advisory clients.

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D.	Roles and Responsibilities

Asset Management Compliance is responsible for advising on the requirements contained in this Policy and ensuring the guidance herein is revised and updated, as appropriate. All relevant Asset Management personnel are responsible for complying with, and escalating issues relating to, this policy when engaging in relevant activities. Other groups at the firm, including, but not limited to, Asset Management Legal and other control-side personnel, may, in certain instances, be involved in helping to provide advice in connection with potential concerns related to the activities covered by this policy. The relevant Asset Management businesses that engage in activities to which this policy applies are responsible for managing the risks related to those activities, including implementing relevant controls, as appropriate.

E.	Exceptions

Although exceptions to the Code will rarely, if ever, be granted, a designated Officer of the Adviser, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Review Officer shall report any exception to the Board of Trustees of the Investment Company with respect to which the exception applies at its next regularly scheduled Board meeting.

The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section C of this Code shall not apply to:

I.	Purchases or sales of securities effected for, or held in, any account over which the Access Person has no direct or indirect influence or control;
II.	Purchases or sales of securities which are not eligible for purchase or sale by an Investment Company or other investment advisory clients;
III.	Purchases or sales of securities which are non-volitional on the part of the Access Person, an Investment Company or other investment advisory clients;
IV.

Purchases or sales of securities which are part of an Automatic Investment Plan provided that no adjustment is made by the Access Person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by an Investment Company or other investment advisory clients;

V.

Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

VI.	Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class;
VII.	Purchases or sales of publicly-traded shares of companies that have a market capitalization in excess of $5 billion;
VIII.

Chief Investment Officer (“CIO”) signature approved de minimis per day purchases or sales ($50,000 or less) of publicly traded shares of companies that have a 10-day average daily trading volume of at least $1 million, subject to the following additional parameters:

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◾

VIII(1). Access Persons must submit a current (same day) printout of a Yahoo Finance, Bridge or Bloomberg (or similar service) screen with the minimum 10-day average daily trading volume information indicated;

◾	VIII(2). No Access Person (together with related accounts) may own more than 1⁄2 of 1% of the outstanding securities of an issuer;

◾	VIII(3). Multiple trades of up to $50,000 on different days are permitted so long as each day the trade is approved; and

◾

VIII(4). A security purchased pursuant to this exemption must be held for a minimum of 360 days prior to sale unless it appears on the Adviser’s “$5 billion” Self Pre-Clearance Securities List or normal pre-clearance pursuant to Section VII of this Code is obtained, in which case the security must be held for at least 30 days prior to sale.

IX.

Purchases or sales of securities with respect to which neither an Access Person, nor any member of his or her immediate family as defined in Rule 16a-1(c) under the Exchange Act, has any direct or indirect influence, control or prior knowledge, which purchases or sales are effected for, or held in, a “blind account.” For this purpose, a “blind account” is an account over which an investment adviser exercises full investment discretion (subject to account guidelines) and does not consult with or seek the approval of the Access Person, or any member of his or her immediate family, with respect to such purchases and sales; and

X.

Other purchases or sales which, due to factors determined by the Adviser, only remotely potentially impact the interests of an Investment Company or other investment advisory clients because the securities transaction involves a small number of shares of an issuer with a large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market.

XI.	Transactions within a 529 Plan.

F.	Reporting and Escalations

Every Supervised Person shall promptly report any violation of this Code of Ethics to the Adviser’s Chief Compliance Officer and/or the Review Officer.

1.

Every Access Person shall report to the Review Officer the information: (1) described in Section F-3 of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the Covered Security, and (2) described in Sections F-4 or VIII-E of this Code with respect to securities holdings beneficially owned by the Access Person.

2.

Notwithstanding Section F-1 of this Code, an Access Person need not make a report to the extent the information in the report would duplicate information recorded pursuant to Rule 204-2(a)(13) under the Investment Advisers Act or if the report would duplicate information contained in broker trade confirmations or account statements so long as the Adviser receives confirmations or statements no later than 30 days after the end of the applicable calendar quarter. The quarterly transaction reports required under Section F-

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1 shall be deemed made with respect to (1) any account where the Access Person has made provision for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review or (2) any account maintained with the Adviser or an affiliate. With respect to Investment Companies for which the Adviser does not act as investment adviser or sub-adviser, reports required to be furnished by officers and trustees or managers of such Investment Companies who are Access Persons of the Adviser must be made under Section F-3 of this Code and furnished to the designated review officer of the relevant investment adviser.

3.

Quarterly Transaction and New Account Reports. Unless quarterly transaction reports are deemed to have been made under Section F-2 of this Code, every quarterly transaction report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

◾

III(1). The date of the transaction, the title, and as applicable the exchange ticker or CUSIP number, the interest rate and maturity date, class and the number of shares, and the principal amount of each Covered Security involved;

◾	III(2). The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

◾	III(3). The price of the Covered Security at which the transaction was effected;

◾	III(4). The name of the broker, dealer or bank with or through whom the transaction was effected;

◾	III(5). The date that the report was submitted by the Access Person; and

◾	III(6). With respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

o	III(6)(a). The name of the broker, dealer or bank with whom the Access Person established the account;

o	III(6)(b). The date the account was established; and

o	III(6)(c). The date that the report was submitted by the Access Person.

4.

Initial Holdings Reports. No later than 10 days after becoming an Access Person, each Access Person must submit a report containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

◾

IV(1). The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

◾

IV(2). The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person; and

◾	IV(3). The date that the report is submitted by the Access Person.

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5.

Annual Holdings Reports. On an annual basis, every Access Person shall submit the following information (which information must be current as of a date no more than 45 days before the report is submitted):

◾

V(1). The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

◾

V(2). The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of the Access Person; and

◾	V(3). The date that the report is submitted by the Access Person.

6.

These reporting requirements shall apply whether or not one of the exemptions listed in Section E applies except that: (1) an Access Person shall not be required to make a report with respect to securities transactions effected for, and any Covered Securities held in, any account over which such Access Person does not have any direct or indirect influence or control; and (2) an Access Person need not make a quarterly transaction report with respect to the transactions effected pursuant to an Automatic Investment Plan or a 529 Plan.

7.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (1) he or she has or had any direct or indirect beneficial ownership in the Covered Security to which the report relates (a “Subject Security”) or (2) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by an Investment Company or other investment advisory clients on the same day.

Anyone who believes that business has been conducted contrary to the policies and procedures set forth in this document should promptly contact their supervisor, Asset Management Compliance, and/or Asset Management Legal as necessary.

G.	Implementation Plan

This Policy does not have an implementation plan.

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PARENT DOCUMENTS

  1.  FIRMWIDE POLICY ON MARKET CONDUCT RISK

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APPLICABLE RISKS

◾	L1: Compliance and Operational Risk

o	L2: Conflicts of Interest Risk

◾	L3: Client or Firm Conflicts of Interest

◾	L4: Client or Firm Conflicts of Interest

◾	L1: Compliance and Operational Risk

o	L2: Conflicts of Interest Risk

◾	L3: Personal Conflicts of Interest

◾	L4: Unauthorized Personal Investments or Trading

◾	L4: Unauthorized Personal Outside Business Activity

◾	L1: Compliance and Operational Risk

o	L2: Inappropriate Sales or Advisory Practices

◾	L3: Fiduciary Responsibility Risk

◾	L4: Failure to Exercise Fiduciary Responsibility

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RELATED DOCUMENTS

  1.  FIRMWIDE FRAMEWORK ON GOLDMAN SACHS CODE OF BUSINESS CONDUCT AND ETHICS

  2.  FIRMWIDE FRAMEWORK FOR MARKET CONDUCT RISK

  3.  FIRMWIDE POLICY ON PERSONAL TRADING

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REVISION HISTORY

1.	Version 9.11, January 23, 2026 (Current version: Minor change(s)/no change(s), full review; Routine review cycle; Reviewed in entirety and signed off by an MD.)

2.	Version 9.10, July 03, 2025 (Minor change(s)/no change(s), partial review; Other; Updated to comply with Policy on Policies requirements as per Implementation Plan)

3.	Version 9.9, June 27, 2025 (Minor change(s)/no change(s), partial review; Other; Updated to comply with Policy on Policies requirements as per Implementation Plan)

4.	Version 9.8, December 04, 2024 (Minor change(s)/no change(s), full review; Routine review cycle)

5.	Version 9.7, September 17, 2024 (Minor change(s)/no change(s), partial review; Other; FXCO)

6.	Version 9.6, September 09, 2024 (Minor change(s)/no change(s), partial review; Other; Updated certain metadata changes.)

7.	Version 9.5, September 26, 2023 (Minor change(s)/no change(s), full review; Routine review cycle; Minor edits for formatting; updates from AIMS to XIG; minor revisions for clarity in Section V(A)(3))

8.	Version 9.4, September 07, 2022 (Minor change(s)/no change(s), partial review; New or changed business products or processes; Updated to include the acquisition of NextCapital Advisers, Inc.)

9.	Version 9.3, February 26, 2021 (Minor change(s)/no change(s), partial review; New or changed business products or processes; Removal of application to PWM ISG.)

10.	Version 9.2, October 07, 2020 (Minor change(s)/no change(s), full review; Routine review cycle; Reviewed and approved without change.)

11.	Version 9.1, November 26, 2019 (Minor change(s)/no change(s), partial review; Other; Migration to GS Docs)

12.	Version 9.0, September 09, 2019 (Spelling error correction in title)

13.	Version 8.0, August 29, 2019 (Updated to reflect the name change of Standard & Poor’s Investment Advisory Services to GSAM Strategies Portfolios, LLC)

14.	Version 7.0, August 20, 2019 (Updated to specify additional GSAM related entities)

15.	Version 6.0, February 15, 2019 (Revision)

16.	Version 5.0, January 17, 2018 (Typo)

17.	Version 4.0, May 10, 2017 (Entity change)

18.	Version 3.0, December 04, 2014 (Reviewed and reapproved w/o change)

19.	Version 2.0, March 13, 2012 (Revision of policy to address the ALGO entity.)

20.	Version 1.0, March 10, 2012 (New Document)

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